Exhibit 4.2

KONINKLIJKE PHILIPS ELECTRONICS N.V.,

as the COMPANY

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the TRUSTEE

FORM OF FIRST SUPPLEMENTAL INDENTURE

Dated as of March [•], 2012

To the Indenture, dated as of March 11, 2008,

between Koninklijke Philips Electronics N.V. and

Deutsche Bank Trust Company Americas, as trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of March [•], 2012 (the “First Supplemental Indenture”), between KONINKLIJKE PHILIPS ELECTRONICS N.V., a corporation duly organized and existing under the laws of The Netherlands (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”) to the Indenture, dated as of March 11, 2008, between the Company and the Trustee (the “Indenture”).

RECITALS

WHEREAS, the Company and the Trustee are parties to the Indenture, which provides for the issuance from time to time of unsecured debt securities of the Company;

WHEREAS, the Company has issued its 4.635% Notes due 2013 (the “2013 Notes”), 5.750% Notes due 2018 (the “2018 Notes”) and 6.875% Notes due 2038 (the “2038 Notes”) and such Securities constitute the only three series of Outstanding Securities under the Indenture;

WHEREAS, Section 901(5) of the Indenture permits supplements thereto without the consent of Holders of Securities to change any of the provisions of the Indenture in respect of the Securities of one or more series, provided that any such change shall neither (1) apply to any Security of any series Outstanding when such supplemental indenture is executed and entitled to the benefit of such provision nor (2) modify the rights of any Holder of any such Outstanding Security with respect to such provision;

WHEREAS, as contemplated by Section 901(5) of the Indenture, the Company, pursuant to the foregoing authority and as authorized by a Board Resolution, proposes in and by this First Supplemental Indenture to amend the Indenture in the manner set forth herein;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this First Supplemental Indenture;

WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate, pursuant to Section 102 of the Indenture, and an Opinion of Counsel, pursuant to Sections 102 and 903 of the Indenture, in connection with the execution of this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually agree as follows:

ARTICLE I

Amendment of Indenture

SECTION 1.01 Amendment of Section 115.

The address of Philips Electronics North America Corporation in Section 115 (Appointment of Agent for Service) of the Indenture is amended to:

“Philips Electronics North America Corporation, c/o David Dripchak, 345 Scarborough Road, Briarcliff Manor, New York 10510-8001, U.S.A., or at such other registered address furnished in writing to the Trustee by the Company.”

SECTION 1.02 Amendment of Section 1108.

For purposes of any Security of a series authenticated and delivered under the Indenture after the date hereof, other than Securities of the same series as the 2013 Notes, the 2018 Notes or the 2038 Notes, Section 1108 of the Indenture is amended and replaced in its entirety by the following:

“SECTION 1108. Optional Redemption Due to Changes in Tax Treatment.

The Company will have the option to redeem the Securities of any series upon not less than 30 nor more than 60 days’ notice at any time, if the Company determines that it will or would be required to pay Holders additional amounts as described in Section 203 or Section 301(19), and it cannot avoid such payment by reasonable measures available to it as a result of: (i) a change in or amendment to the laws or regulations of The Netherlands (or of any political subdivision or taxing authority thereof or therein) or, in the case of any Person who has been substituted for the Company pursuant to Section 802 of this Indenture, the jurisdiction of incorporation of such Person (or of any political subdivision or taxing authority thereof or therein), or (ii) a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, in each case which becomes effective (1) in the case of the Company, on or after the earliest issue date of any Security of such series or (2) in the case of a successor Company pursuant to Section 802 of this Indenture, on or after the date such successor assumes the obligation under such Securities.

In each case, before the Company gives a notice of redemption, it shall be required to deliver to the Trustee an Officers’ Certificate confirming that the Company is entitled to exercise its right of redemption. The redemption must be made in respect of all, but not some, of the Securities of the relevant series. The redemption price will be equal to 100% of the principal amount of such Securities together with any accrued but unpaid interest to the date fixed for redemption.”

ARTICLE II

Miscellaneous Provisions

SECTION 2.01 Definitions.

Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this First Supplemental Indenture that are defined in the Indenture shall have the meanings ascribed to them by the Indenture.

SECTION 2.02 Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 2.03 Effectiveness.

This First Supplemental Indenture will become effective upon its execution and delivery.

SECTION 2.04 Severability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.05 Benefits of Instrument.

Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture or the Indenture.

SECTION 2.06 Ratification and Integral Part.

The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture will be deemed an integral part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 2.07 Priority.

This First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

SECTION 2.08 Successors and Assigns.

All covenants and agreements in the Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

SECTION 2.09 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.10 The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

SECTION 2.11 Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that the authorization and execution by the Company of the First Supplemental Indenture shall be governed by the laws of The Netherlands.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

KONINKLIJKE PHILIPS ELECTRONICS N.V. as Company

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title: